Exhibit 5.2

August 30, 2010

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Colonia Huasteca

México, D.F. 11311

México

Re:	Petróleos Mexicanos
Pre-Effective Amendment No. 1 to Registration Statement on Form F-4.

Ladies and Gentlemen:

I am the General Counsel of Petróleos Mexicanos (the “Issuer”), a decentralized public entity of the Federal Government of the United Mexican States (“Mexico”). In such capacity, I am familiar with the preparation and filing by the Issuer and its subsidiaries, Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the proposed offers to exchange (the “Exchange Offers”) up to U.S. $1,500,000,000 aggregate principal amount of 4.875% Notes due 2015 (the “2015 New Notes”), U.S. $63,314,000 aggregate principal amount of 8.00% Notes due 2019 (the “2019 New Notes”), U.S. $1,000,000,000 aggregate principal amount of 6.000% Notes due 2020 (the “2020 New Notes”), U.S. $2,000,000,000 aggregate principal amount of 5.50% Notes due 2021 (the “2021 New Notes”) and U.S. $1,000,000,000 aggregate principal amount of 6.625% Bonds due 2035 (the “2035 New Bonds”, and together with the 2015 New Notes, the 2019 New Notes, the 2020 New Notes and the 2021 New Notes, the “New Securities”) that have been registered under the Act for an equal principal amount of the Issuer’s issued and outstanding 4.875% Notes due 2015 (the “2015 Old Notes”), 8.00% Notes due 2019 (the “2019 Old Notes”), 6.000% Notes due 2020 (the “2020 Old Notes”), 5.50% Notes due 2021 (the “2021 Old Notes”) and 6.625% Bonds due 2035 (the “2035 Old Bonds”, and together with the 2015 Old Notes, the 2019 Old Notes, the 2020 Old Notes and the 2021 Old Notes, the “Old Securities”). The 2015 New Notes, 2019 New Notes, 2020 New Notes and 2021 New Notes will be issued pursuant to an indenture dated as of January 27, 2009 between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by (i) the first supplemental indenture dated as of June 2, 2009, among the Issuer, the Trustee and Deutsche Bank AG, London Branch as International Paying Agent, and (ii) the second supplemental indenture dated as of October 13, 2009, among the Issuer, the Trustee, Credit Suisse, as Principal Swiss Paying Agent and Authenticating Agent, and BNP Paribas (Suisse) S.A., as Swiss Paying Agent (as supplemented, the “2009 Indenture”). The 2035 New Bonds will be issued pursuant to an indenture dated as of December 30, 2004 among Pemex Project Funding Master Trust (the “Master Trust”), the Issuer and the Trustee, as supplemented by the first supplemental indenture dated as of September 30, 2009, among the Master Trust, the Issuer and the Trustee (as supplemented, the “2004 Indenture”). Pursuant to a guaranty agreement dated July 29, 1996 (the “Guaranty Agreement”) among the Issuer and the Guarantors, and certificates of designation dated December 30, 2004, February 3, 2009, September 18, 2009, September 30, 2009, February 5, 2010, July 21, 2010 and August 30, 2010 (the “Certificates of Designation”) issued by the Issuer thereunder, all of the Issuer’s payment obligations under the New Securities will be unconditionally guaranteed, jointly and severally, by the Guarantors. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the 2004 Indenture or the 2009 Indenture (collectively, the “Indentures”), as applicable.

For purposes of this opinion, I have examined the following documents:

(a) the Registration Statement and the prospectus (the “Prospectus”) contained therein;

(b) the 2004 Indenture and the 2009 Indenture;

(c) the forms of the New Securities attached or incorporated by reference in the Registration Statement; and

(d) the Guaranty Agreement and the Certificates of Designation.

In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Issuer and the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Issuer and the Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing examination and review, I am of the opinion that:

1. The Issuer has the requisite corporate power and authority to perform its obligations under the Exchange Offers, and has taken all necessary corporate action to authorize the issuance, execution and delivery of the New Securities.

2. At the time of execution and delivery, the Issuer had the requisite corporate power and authority to execute and deliver each Indenture, the Issuer has the requisite corporate power and authority to perform its obligations under each Indenture, and each Indenture has been duly authorized, executed and delivered by the Issuer and constitutes a valid, binding and enforceable obligation of the Issuer.

3. When the New Securities are executed and delivered by the Issuer and authenticated and delivered by the Trustee in exchange for an equal principal amount of the Old Securities, the New Securities will constitute valid, binding and enforceable obligations of the Issuer, and the Guaranty Agreement and the guaranties of the New Securities thereunder will constitute valid, binding and enforceable obligations of the Guarantors, subject in each case to the extent a Mexican court determines that provisions of the relevant Indenture and the Guaranty Agreement or the New Securities violate Mexico’s public policy (“Orden Público”) or defraud basic principles of Mexican law and applicable bankruptcy, liquidation, winding up, dissolution and other similar laws affecting creditors’ rights generally. However, Orden Público or other laws of Mexico do not unduly restrict the rights of the holders of the New Securities or make the remedies provided in the Indentures, the Guaranty Agreement or the New Securities ineffective for the realization of the benefits provided thereby.

4. The statements in the Prospectus under the caption “Taxation—Mexican Taxation,” insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Validity of Securities” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,

/s/ José Néstor García Reza
José Néstor García Reza
General Counsel of Petróleos Mexicanos
OAG/765/2010

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